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                                                                   EXHIBIT 10.17

                           CABLE AFFILIATION AGREEMENT

THIS AGREEMENT is made as of the 23rd day of February, 1998, by and between WINK COMMUNICATIONS, INC., a California corporation ("Wink"), whose address is 1001 Marina Village Parkway, Alameda, CA 94501 and INTERMEDIA PARTNERS SOUTHEAST, a California general partnership ("Affiliate"), whose address is 424 Church Street, Suite 1600, Nashville, Tennessee 37219.

1.      GRANT OF LICENSE

        1.1 Wink hereby grants to Affiliate the non-exclusive license to use the Wink ITV Studio, Wink ITV Broadcast Server, and Wink ITV Response Server versions 1.0 and 1.x updates (hereinafter collectively referred to as "Wink Software") to deliver "enhanced broadcasting" to all of Affiliate's cable systems in the continental United States.

        1.2 This License is not transferable outside of the Affiliate's System Operating Area, nor any rights hereunder, may be transferred, assigned or sublicensed in whole or in part without Wink's prior written consent, which shall not be unreasonably withheld.

        1.3 For purposes of this Agreement, the "Operating Area" of any system in which the Wink "enhanced broadcasting" is launched in accordance with
 Section 4.1, shall mean, with respect to a cable television system, the geographical areas where Affiliate is authorized to construct, operate, manage or maintain a cable television system by appropriate governmental authority.

        1.4 Affiliate agrees to evaluate the Wink Software on all advanced analog and digital cable set-top boxes in use by a subscriber in the Operating Areas.

 2.     TERM

        2.1 The term of this Agreement shall commence on the date of execution of this Agreement and terminate three (3) years thereafter.

        2.2 Except as otherwise provided herein, neither Affiliate nor Wink may give notice of its intent to terminate this Agreement prior to a date occurring six (6) months from the launch date. After such initial six-month period, Affiliate or Wink may terminate upon sixty (60) days written notice. Upon Affiliate's or Wink's notice and during such sixty (60) day period, Wink may take steps to cure any outstanding issues of nonperformance to Affiliate's satisfaction, provided that Affiliate shall have ultimate discretion in deciding whether to accept any cure tendered by Wink. If Affiliate or Wink terminates this Agreement, Wink must buy back the server hardware utilized for Wink services from Affiliate within thirty (30) days of such termination date and at the same cost Affiliate paid for such hardware.


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 3.     INTEGRATION

        3.1 Affiliate will distribute "enhanced broadcasting" through its Operating Area head-ends. For the purposes of this Agreement, "enhanced broadcasting" consists of video generated by and originating from a national broadcaster or a cable programming network that has been enhanced through the use of Wink Software. The "enhanced" nature of the video shall be evident in the manner in which the Wink Software shall enable the viewer to access information on shows, sporting events, other broadcast or syndicated programs, and/or virtual channels through the capabilities embedded in the Vertical Blanking Interval (the "VBI"). Wink Software also shall enable the reception and processing of requests for information and/or purchases of product through the viewer's use of a cable remote in conjunction with a Wink-enabled set-top box. Affiliate does not and shall not relinquish any of its proprietary rights in the use of, control over, or ownership of the VBI.

        3.2 Wink also agrees to perform all Wink related work necessary to integrate the Wink Software with advanced analog and digital cable set-top boxes at no charge to Affiliate. Wink also agrees to perform all Wink related work necessary to maintain such integrated solution involving the Wink Software and Affiliate's advanced analog and digital cable set-top boxes.

        3.3 Affiliate agrees to provide the necessary resources to meet an Affiliate system launch date of May 1, 1998 for Affiliate's Kingsport Operating Area.

        3.4 Both parties will use their best efforts to complete all integration work per the dates mentioned above.

        3.5 Affiliate agrees to allow Wink to install and use Wink Response Servers located in individual Affiliate cable headends to collect, aggregate, and route responses for national "enhanced broadcasting" applications through Wink's Alameda Data Center. Wink agrees to provide Affiliate with online Internet access to daily reports detailing all response traffic generated by Affiliate's subscribers.

 4.     RATES AND DEPLOYMENT

        4.1 Affiliate agrees to provide Wink "enhanced broadcasting" as part of its advanced analog offering to its subscribers in Kingsport, Tennessee Operating Areas (the Launch Market) by May 1, 1998.

        4.2 (a) Effective at launch, Affiliate agrees to remit a license fee payment of [ * ]* for the Launch Market during the first eighteen months of the Term of this Agreement.

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        * Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

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               (b) Thereafter, Affiliate agrees to remit a license fee payment of [ * ] for the Launch Market. Wink will negotiate the procurement of engine software from NextLevel Systems for all CFT-2200 set-top boxes acquired prior to January 1, 1998, at no charge to Affiliate. Affiliate will provide all server hardware needed for deployment, subject to the terms set forth in
 Section 2.2 of this Agreement.

        4.3 Affiliate may evaluate the possibility of the delivery of "enhanced broadcasting" to all of Affiliate's cable systems in the continental United States that have advanced analog or digital cable set-top boxes. Affiliate has up to seven (7) months after deployment in the Launch Market to deploy Wink Software in other Affiliate markets that have Wink capable set-top boxes and retain pricing per Section 4.2(b), and may deploy Wink Software in such other Affiliate markets according to the rates and under the terms and conditions set forth in this Agreement upon written notice to Wink at any time during such seven (7) month period.

        4.4 Affiliate commits to distribute to its digital and advanced analog subscribers within the Operating Areas, "enhanced broadcasting" delivered from National Broadcasters and National Cable Programming Services (hereinafter collectively referred to as "Programmers") in the VBI of the Programmers Video Signal. Affiliate agrees to keep the appropriate headend and server equipment in good working order to facilitate uninterrupted carriage of "enhanced broadcasting". If Affiliate experiences problems with the "enhanced broadcasting" delivery system, Affiliate shall restore "enhanced broadcasting" service as soon as possible. Affiliate agrees not to charge Programmer for carriage of Wink's "enhanced broadcasting" on the VBI or for use of the VBI in connection with the delivery of Wink's "enhanced broadcasting" for the term of the Agreement. Affiliate does not and shall not relinquish any of its proprietary rights in the use of, control over, or ownership of the VBI.

        4.5 Wink agrees to Share Revenue with Affiliate, based upon the amount of revenue received by Wink as a result of all Wink generated purchase and request transactions by Affiliate's Subscribers in Operating Areas offering Wink's "enhanced broadcasting" for the term of this Agreement. Wink will pay Affiliate at rates specified in Schedule A of this Agreement.

        4.6 For purposes of this Agreement, the term "Wink Subscriber" shall mean each Affiliate residential customer and commercial or business establishment receiving and separately paying for gable television service with a digital or advanced analog box in all of Affiliate's Operating Areas.

        4.7 Any reasonable and necessary shipping or travel costs incurred by Wink in support of on-site installation, maintenance, support, or consulting under this Agreement shall be payable by Affiliate, provided that Wink shall be responsible for those costs associated with on-site installation, maintenance, support, or consulting that are necessary as the result of the failure of Wink's "enhanced broadcasting" to enable the viewer to access and/or request information or make purchases of products through the cable remote when used with a Wink-enabled set-top box as intended by the parties to this Agreement and as is described in Section 3.1.


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        4.8 Affiliate may choose to utilize other products and services of Wink from time to time under this Agreement.

 5.     PAYMENT TERMS

        5.1 On or before the thirtieth (30th) day following each month during which period of time that Wink's product is functional and being used in Affiliate's cable systems throughout the term of this Agreement, Affiliate shall remit to Wink all fees owed for services rendered in the previous month.

        5.2 Wink's failure, for any reason, to send an invoice for a particular monthly payment shall not relieve Affiliate of its obligation to make any payment in a timely manner consistent with the terms of this Agreement. Past-due payments shall bear interest at a rate equal to one and one-half percent (1 -1/2%) per month, and if either party is obligated to incur costs in order to enforce any provision of this Agreement (including collection of amounts due), the prevailing party shall be entitled to reimbursement for all reasonable costs so incurred, including reasonable attorney's fees and costs.

 6.     PROMOTION AND RESEARCH

        6.1 Affiliate agrees to promote and market the Wink service to Subscribers within the Operating Area of each launched system. Advertising, promotional, marketing and/or sales materials concerning the Wink service which are provided to Affiliate by Wink may be used at the discretion of Affiliate.

        6.2 Wink may, from time to time, undertake marketing tests and surveys, rating polls and other research in connection with Affiliate's use of Wink's product provided that such activities do not interfere or compete with Affiliate's operations. Affiliate shall provide Wink with reasonable assistance in conducting such research with respect to Affiliate's subscribers. Affiliate agrees that Wink will have access to any and all research performed to gauge the deployment and launch of Wink's services and the usage of Wink's services by Affiliate's subscribers. Wink shall not disclose to any third party any information deemed by Affiliate to be proprietary and confidential. Such obligation not to disclose to any third party any and all proprietary and confidential information shall survive the expiration of this Agreement and shall continue until Affiliate notifies Wink otherwise. Information regarding the aggregate usage of Wink's services and information required for Wink-related transaction processing shall not be deemed proprietary and confidential.

 7.     NOTICES

        7.1 All notices, statements, and other communications given hereunder shall be in writing and shall be delivered by personal delivery, certified mail, return receipt requested, or by next day express delivery, addressed, if to Wink, as follows: WINK COMMUNICATIONS at 1001 Marina Village Parkway, Alameda, CA 94501; and if to Affiliate, as follows: InterMedia, PO Box

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3608, 105 Jack White Drive, Kingsport, TN 37664, with a copy to InterMedia Legal
Department, 424 Church street, Suite 1600, Nashville, TN 37219. The date of such personal delivery or the next day if by express delivery, or the date three (3) days after mailing, shall be deemed the date on which such notice is given and effective.

 8.     TRADEMARKS

        8.1 All right, title and interest in and to the service provided or developed by Wink or other rights, of whatever nature, related to and developed from such Wink service, shall remain the property of Wink. Further, Affiliate acknowledges and agrees that all names, logos, marks, copyright notices or designations utilized by Wink in connection with the service are the sole and exclusive property of Wink, and no rights or ownership are intended to nor shall be transferred to Affiliate.

 9.     REPRESENTATION AND INDEMNIFICATION

        9.1 Wink represents and warrants to Affiliate that (i) it is a corporation duly organized and validly existing under the laws of the State of California; (ii) Wink has the corporate power and authority to enter into this Agreement and to fully perform its obligations hereunder (iii) Wink is under no contractual or other legal obligation which in any way interferes with its ability to fully, promptly and completely perform hereunder.

        9.2 Affiliate represents and warrants to Wink that (i) Affiliate is a corporation/limited partnership duly organized and validly existing under the laws of the State of California; (ii) Affiliate has the requisite power and authority to enter into this Agreement and to fully perform its obligations hereunder; (iii) Affiliate's Operating Areas are operating, with respect to any cable television system, pursuant to valid franchise agreements, or licenses or other permits duly authorized by proper local authorities; (iv) Affiliate is under no contractual or other legal obligation which in any way interferes with its ability to fully, promptly and completely perform hereunder.

        9.3 Affiliate and Wink shall each indemnify, defend, and forever hold harmless the other, and their affiliated companies and people, from any and all losses, liabilities, claims, costs, damages and expenses (including, without limitation, fines, forfeitures, attorney's fees disbursements and court or administrative costs) arising out of any breach of any term of this Agreement or any warranty, covenant or representation contained herein (excluding any and all losses, liabilities, claims, costs, damages and expenses [including, without limitation, fines, forfeitures, attorney's fees, disbursements and court or administrative costs] arising out of the negligence or willful misconduct of the other). Without limiting the provisions set out in this Section, Wink will indemnify, defend and forever hold Affiliate and Affiliate's affiliated companies, agents, representatives and employees harmless from and against any and all losses, liabilities, claims, costs, damages and expenses (including, without limitation, fines, forfeitures, attorney's fees, disbursements and court or administrative costs) caused by or arising directly or indirectly out of (i) any content delivered by or through Wink or Wink's processes, (ii) any claim that the

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Licensed Product infringes the copyright, trade secret or trademark rights of a third party, provided that Affiliate notifies Wink of such claim promptly in writing and gives Wink the exclusive authority to defend or settle such claim. Affiliate shall provide reasonable cooperation and assistance to Wink in its efforts to settle or defend against any such claim. If the Licensed Product becomes, or if Wink reasonably believes it may become, the subject of any claim for infringement or the Licensed Product is determined by a court of competent jurisdiction to infringe, then Wink may, at its option and expense, either (i) procure for Affiliate the right to sell or use, as appropriate, the Licensed Product with other suitable and reasonably equivalent software so that the Licensed Product becomes non-infringing or (ii) if (I) and (ii) are not commercially practicable, Wink may terminate this Agreement.

 10.    CONFIDENTIALITY

        10.1 Neither Affiliate nor Wink shall disclose to any third party (other than its respective employees, in their capacity as such), any information marked "confidential" without prior written consent. The parties agree to keep the terms of this Agreement confidential, but acknowledge that certain disclosures may be required by law.

        10.2 Wink commits to Affiliate that Wink will implement high levels of security on the network for the collection, storage, and routing of subscriber information to the degree necessary for both Wink and the Affiliate to comply with Section 631 of the Cable Communications Act of 1984, as amended (47 U.S.C.
 Section 551). Wink further agrees to release individual subscriber information only to entities that the particular subscriber involved decides should have that information. Choice as to which entities will be permitted access to subscriber information shall be determined by the subscriber through their deliberate interaction with a Wink enhanced broadcast application with regard to such entities.

 11.    TERMINATION

        11.1 Notwithstanding any other provision herein, either party shall have the right to terminate this Agreement or all or any licenses granted herein in accordance with the terms and conditions of this Section if the other party fails to comply with any of its material obligations under this Agreement. Should either party elect to exercise this right to terminate for nonperformance, it must be done in writing specifically setting forth those items of nonperformance. The defaulting party will then have thirty (30) days from receipt of such notification. In the event Affiliate is the defaulting party and Affiliate fails to correct items of nonperformance, then Wink shall have the right to enter upon Affiliate's premises to repossess and remove any Wink-owned Products provided that such repossession does not unreasonably interfere with Affiliate's operations. In addition, the termination of this Agreement in accordance with this Section shall be without prejudice to any other remedies the terminating party may have, including, without limitation, all remedies with respect to the unperformed balance of this Agreement; provided, however, that if the defaulting party has not made payment of the fees or charges due hereunder and such nonpayment continues

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thirty (30) days after receipt of prior written notice, then the non-defaulting party may terminate this Agreement or any license granted herein.

        11.2 Upon expiration of the term (including any extensions thereof) of this Agreement or upon the termination of this Agreement or of any license granted hereunder for any reason, all rights of Affiliate to use the Products will cease and Affiliate will immediately (i) grant to Wink access to the Products and allow Wink to remove the Products, (ii) purge all copies of all Products from all computer processors or storage media on which Affiliate has installed or permitted others to install such Products, and (iii) when requested by Wink, certify to Wink in writing, signed by an officer of Affiliate, that all copies of the Products have been returned to Wink or destroyed and that no copy of any Product remains in Affiliate's possession or under its control.

        11.3 Nothing in this Section shall affect the rights of the parties as enumerated in Section 2.2. In the event of a conflict between the provisions in this Section and those set forth in Section 2.2, those in Section 2.2 shall control.

        11.4 FORCE MAJEURE. The performance of each party hereto shall be excused by any prevention, delay or stoppage due to strikes, lockouts, picketing, boycotts, governmental restrictions, regulations or controls, enemy or hostile government action, civil commotion, fire, acts of God, flood, earthquake, tornado, hurricane, unseasonable weather, energy shortages or other causes beyond the reasonable control of the parties.

 12.    GENERAL

        The parties agree that in the event it is necessary to employ attorneys to enforce the terms of this Agreement, the prevailing party in any lawsuit shall be entitled to an award of reasonable attorneys' fees and court costs.

        a) This Agreement may not be assigned without the prior written mutual consent of Affiliate and Wink.

        b) This Agreement may be amended only by an instrument in writing, executed by Affiliate and Wink.

        c) This Agreement will be governed in all respects by the laws of the State of California.

        d) This Agreement represents the entire agreement between the parties and supersedes and replaces all prior oral and written proposals, communications and agreements with regard to the subject matter hereof between Affiliate and Wink.


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IN WITNESS WHEREOF, the parties by their duly authorized representatives have entered into this Agreement as of the Effective Date.

WINK COMMUNICATIONS, INC.                    INTERMEDIA
                                             PARTNERS
                                             SOUTHEAST

By: /s/ Maggie Wilderotter                   By: /s/ Steve Crawford

Name: Maggie Wilderotter                     Name: Steve Crawford

Title: President and CEO                     Title: Chief Operating Officer







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